Exhibit 99.9

Consent of Joel L.A. Peterson

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named as a person about to become a director of Redback Networks, Inc. (“Redback”) in the Registration Statement on Form S-4 filed by Redback with the Securities and Exchange Commission on October 7, 2003.

/s/ JOEL L.A. PETERSON
Name:	Joel L.A. Peterson

Date:  September 23, 2003